                                                                   EXHIBIT (12)B

                                   PACIFICORP
                          STATEMENTS OF COMPUTATION OF
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                            (IN MILLIONS OF DOLLARS)

                                                                       YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------------
                                                         1990        1991        1992        1993        1994
                                                      ----------  ----------  ----------  ----------  ----------
Fixed Charges, as defined:*
  Interest expense..................................  $    431.2  $    428.0  $    409.7  $    377.8  $    336.8
  Estimated interest portion of rentals charged to
   expense..........................................        23.3        20.4        17.1        20.1        19.5
  Preferred dividend requirement of majority-owned
   subsidiary.......................................         4.2      --          --          --          --
                                                      ----------  ----------  ----------  ----------  ----------
      Total fixed charges...........................       458.7       448.4       426.8       397.9       356.3
  Preferred Stock Dividends, as defined:*...........        31.7        37.4        59.9        56.8        60.8
                                                      ----------  ----------  ----------  ----------  ----------
      Total fixed charges and preferred dividends...  $    490.4  $    485.8  $    486.7  $    454.7  $    417.1
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Earnings, as defined:*
  Net income from continuing operations.............  $    413.4  $    446.8  $    150.2  $    422.7  $    468.0
  Add (deduct):
    Provision for income taxes......................       179.1       176.7        90.8       187.4       249.8
    Minority interest...............................        18.1        14.1         8.4        11.3        13.3
    Undistributed income of less than 50% owned
     affiliates.....................................      --            (1.8)       (5.7)      (16.2)      (14.7)
    Fixed charges as above..........................       458.7       448.4       426.8       397.9       356.3
                                                      ----------  ----------  ----------  ----------  ----------
      Total earnings................................  $  1,069.3  $  1,084.2  $    670.5  $  1,003.1  $  1,072.7
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends..........................        2.2x        2.2x        1.4x        2.2x        2.6x
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------

------------------------
* "Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries. "Preferred Stock Dividends" represent preferred dividend requirements multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

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